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                                                                       EXHIBIT 5

                         Law Office of Jennifer Pulver
                                 Emerald Plaza
                        402 West Broadway, Fourth Floor
                              San Diego, CA 92101

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                               November 15, 2000

Board of Directors
Del Cerro Enterprises, Inc.
2635 Camino del Rio So. #211
San Diego, CA 92108



Re: My Legal Opinion Pursuant to SEC Form SB-2 Registration Statement - Del Cerro Enterprises, Inc.

Dear Ladies and Gentlemen:

You have requested my opinion as counsel for Del Cerro Enterprises, Inc., a Nevada corporation (the "Company") and certain of its shareholders (the "Selling Shareholders") in connection with a Registration Statement on Form SB-2 and the prospectus included therein (collectively the "Registration Statement") to be filed with the Securities and Exchange Commission.

1. The Registration Statement: The Registration Statement with respect to 4,189,000 shares (the "Shares") of common stock $.001 par value per share (the "Common Stock") of the Company to be held by the security holders named in the registration statement.

2. Basis for Opinion: The documentary basis and other basis for this opinion is my review and analysis of the below listed items:

                  a. The Company's Articles of Incorporation, Certificate of Amendment, By-Laws, Minutes of Board of Directors Meeting, Minutes of Shareholder Meeting and Shareholders Lists (collectively the "Company Records").

                  b.       The Registration Statement.

                  c. The eligibility requirements for the use of Form SB-2 set forth in General Instructions A and B of Form SB-2 (the "Eligibility Requirements").

I have assumed that the documents and signatures examined by me are genuine and authentic and that the persons executing such documents have the legal capacity to execute any such documents.

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Del Cerro Enterprises, Inc.
November 15, 2000
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3.       Legal Opinion:    Based upon my review of the Company Records, the
                           Registration Statement and the Eligibility
                           Requirements, I am of the opinion that:

                  a. Organization and Qualification: The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has the requisite corporate power and authority to conduct its business, and to own, lease and operate its properties, as more specifically described in the Registration Statement.

                  b. Compliance With Eligibility Requirements of Form SB-2: After reasonable investigation, I have no actual knowledge that the Eligibility Requirements for use of Form SB-2 have not been satisfied with respect to the Registration Statement.

                  c. Shares Duly Authorized and Validly Issued: That the Shares and as specifically set forth in the Registration Statement, have duly authorized, legally and validly issued, and fully paid and are non-assessable.

                  d. Consent to Use of Legal Opinion: I hereby consent to the reference to my name in the Registration Statement under the caption "Legal Matters" and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, I do hereby admit that I come within the category of a person whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the general rules and regulations thereunder.


Very truly yours,

/s/ Jennifer Pulver

Jennifer Pulver
Attorney at Law